As filed with the Securities and Exchange Commission on July 20, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933

RETO ECO-SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

British Virgin Islands	3290	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

c/o Beijing REIT Technology Development Co., Ltd.

X-702, 60 Anli Road, Chaoyang District, Beijing

People’s Republic of China 100101

(+86) 10-64827328– telephone

(Address, including zip code, and telephone number,

including area code, of principal executive offices)

Vcorp Agent Services, Inc.

25 Robert Pitt Dr., Suite 204

Monsey, New York 10952

(888) 528-2677

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to:

William S. Rosenstadt, Esq.
 Mengyi “Jason” Ye, Esq.
Yarona L. Yieh, Esq.
Ortoli Rosenstadt LLP
 366 Madison Avenue – 3rd Floor
 New York, New York 10017
 (212)-588-0022

Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common shares, par value $0.001 per share (underlying a convertible debenture)	2,500,000	$1.04	$2,600,000	$283.66
Total	2,500,000	$1.04	$2,600,000	$283.66

(1)	Common shares that may be offered pursuant to this registration statement consist of shares that may be issuable upon conversion of a convertible debenture issued in a private placement on July 6, 2021 and issuable in the future. For purposes of estimating the number of common shares to be included in this registration statement, we included 2,5000,000 shares. Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of share splits or share dividends which occur during this continuous offering.

(2)	The proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee for this offering pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), using the closing price of $1.04 by the Nasdaq Stock Market on July 19, 2021.

The information in this prospectus is not complete and may be changed. These securities may not be resold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED JULY [*], 2021

RETO ECO-SOLUTIONS, INC.

Issuance of up to 2,500,000 Common Shares Upon the Conversion of a Convertible Debenture

This prospectus relates to the offer and sale, from time to time, of up to 2,500,000 common shares of ReTo Eco-Solutions, Inc. (the “Company”, “we”, “us” and “our”) by the shareholder named in the section of this prospectus entitled “Selling Shareholder”. The common shares being offered by the selling shareholder may be issued upon the conversion of a convertible debenture on July 6, 2021 (and accrued interest thereon) issued pursuant to a securities purchase agreement that we entered into with the selling shareholder on July 6, 2021 (the “Securities Purchase Agreement”). The Convertible Debenture may be converted into more than the 2,500,000 shares being offered by this prospectus, and if any portion of this Convertible Debenture is converted into common shares that are not being offered by this prospectus such common shares will be restricted securities and may not be resold unless registered under the Securities Act of 1933, as amended, or such resale is exempt from such registration.

We are not selling any common shares in this offering, and we will not receive any proceeds from the sale of shares by the selling shareholder.

Our common shares are listed on the Nasdaq Capital Market under the symbol “RETO”. On July 19, 2021, the last reported sale price of our common shares on the Nasdaq Capital Market was $1.04 per share, and on July 19, 2021, we had 26,955,147 common shares outstanding.

The selling shareholder may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

This prospectus provides a general description of the securities being offered. You should this prospectus and the registration statement of which it forms a part before you invest in any securities.

Investing in our common shares involves substantial risks. See “Risk Factors” beginning on page 6 of this prospectus to read about important factors you should consider before purchasing common shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2021.

i

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by or on our behalf. Neither we, nor the selling shareholder, have authorized any other person to provide you with different or additional information. Neither we, nor the selling shareholder, take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The selling shareholder is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates.

Except as otherwise set forth in this prospectus, neither we nor the selling shareholder has taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

Conventions Used in this Prospectus

In this prospectus, unless otherwise specified or the context otherwise requires:

The terms “we,” “us,” “Company” “our company,” and “our” refers to ReTo Eco-Solutions, Inc. and its subsidiaries;

Except where the context otherwise requires and for purposes of this prospectus only:

●	The terms “we,” “us,” “Company” “our company,” and “our” refers to ReTo Eco-Solutions, Inc. and its subsidiaries;

●	ReTo Eco-Solutions, Inc. (“ReTo Eco-Solutions”), a British Virgin Islands holding company;

●	REIT Holdings (China) Limited (“REIT Holdings”), a Hong Kong limited company and a wholly owned subsidiary of ReTo Eco-Solutions;

●	Beijing REIT Technology Development Co., Ltd. (“Beijing REIT”), a China limited company and a wholly owned subsidiary of REIT Holdings;

●	Xinyi REIT Ecological Technology Co., Ltd. (“REIT Ecological”), a China limited company and a wholly owned subsidiary of REIT Holdings, and was deregistered on March 27, 2019;

●	Gu’an REIT Machinery Manufacturing Co., Ltd. (“Gu’an REIT”), a China limited company and a wholly owned subsidiary of Beijing REIT, all the equity interest of which was transferred to Hebei Huishitong Technology Co., Ltd. on January 17, 2020;

●	Beijing REIT Ecological Engineering and Technology Co., Ltd. (“REIT Eco Engineering”), a China limited company and a wholly owned subsidiary of Beijing REIT;

●	Langfang Ruirong Mechanical and Electrical Equipment Co., Ltd.(“Ruirong”), a China limited company and a wholly owned subsidiary of Beijing REIT;

●	Nanjing Dingxuan Environment Protection Technology Development Co., Ltd. (“Dingxuan”), a China limited company and a wholly owned subsidiary of Beijing REIT;

●	REIT Technology Development (America), Inc.(“REIT US”), a California corporation and a wholly owned subsidiary of Beijing REIT;

●	REIT MingSheng Environment Protection Construction Materials (Changjiang) Co., Ltd. (“REIT Changjiang”), a China limited company and 84.32% owned by Beijing REIT and 15.68% owned by REIT Holdings;

●	Hainan REIT Construction Project Co., Ltd. (“REIT Construction”), a China limited company and a wholly owned subsidiary of REIT Changjiang;

●	Horgos Ta-REIT Environment Technology Co., Ltd. (“Horgos Ta-REIT”), a China limited company and a wholly owned subsidiary of REIT Eco Engineering, and was deregistered on May 15, 2019;

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●	REIT Xinyi New Material Co., Ltd (“REIT Xinyi”), a China limited company and a 70% owned subsidiary of Beijing REIT;

●	REIT Q GREEN Machines Private Limited (“REIT India”), an India limited company and a 51% owned subsidiary of Beijing REIT;

●	REIT Ecological Technology Co., Ltd. (“REIT Yancheng”), a China limited company and a wholly owned subsidiary of REIT Holdings;

●	Lingqiu REIT Dongtian Ecological Technology Co., Ltd. (“REIT Lingqiu”), a China limited company, 51% equity interest of which was owned by REIT Eco Engineering and then transferred to Pengqing Zhi on November 4, 2019;

●	Datong Ruisheng Environment Protection Engineering Co., Ltd. (“Datong Ruisheng”), a China limited company and a wholly owned subsidiary of REIT Eco Engineering;

●	Yunnan Litu Technology Development Co., Ltd. (“Yunnan Litu”), a China limited company, 55% equity interest of which was owned by REIT Yancheng and then transferred to Dali Zhongrong Ruitu Environmental Protection Engineering Co., Ltd., Jiangsu Xinchun Biological Technology Co., Ltd., and Yonglan Li on July 13, 2020;

●	Yangbi Litu Ecological Technology Co., Ltd. (“Yangbi Litu”), a China limited company, with 55% of its equity interest owned by REIT Yancheng and 45% of its equity interest owned by Yunnan Litu;

●	China Operating Companies or China Operating Company refer to, collectively or individually, as the case may be, to Beijing REIT, REIT Ecological, REIT Eco Engineering, Ruirong, Dingxuan, REIT Changjiang, REIT Construction, , REIT Xinyi, and REIT Yancheng.

●	“shares” and “common shares” refer to our common shares, $0.001 par value per share;

●	“China” and “PRC” refer to the People’s Republic of China, excluding, for the purposes of this annual report only, Macau, Taiwan and Hong Kong; and

●	all references to “RMB,” and “Renminbi” are to the legal currency of China, and all references to “USD,” and “U.S. Dollars” are to the legal currency of the United States.

For the sake of clarity, this prospectus follows the English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of our chief executive officer will be presented as “Hengfang Li”, even though, in Chinese, his name would be presented as “Li Hengfang”.

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus. Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus carefully, especially “Risk Factors” and “Operating and Financial Review and Prospects” in the following documents which we incorporate by reference:

●	our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed with the SEC on May 14, 2021 (the “2020 Annual Report”)

and our consolidated financial statements and related notes and other information incorporated by reference in this prospectus, before deciding to invest in our common shares.

Our Company

We are a manufacturer and distributor of eco-friendly construction materials (aggregates, bricks, pavers and tiles), made from mining waste (iron tailings) and fly-ash, as well as equipment used for the production of these eco-friendly construction materials. In addition, we provide consultation, design, project implementation and construction of urban ecological environments. We also provide parts, engineering support, consulting, technical advice and service, and other project-related solutions for our manufacturing equipment and environmental protection projects.

We believe our products are eco-friendly, as they contain approximately 70% of reclaimed fly-ash and iron tailings in place of traditional cement. The use of reclaimed fly-ash and iron tailings assists in the protection of the environment by saving space in landfills and fly-ash ponds used for the disposal of these materials, and assisting in the remediation and reclamation of abandoned or closed mining sites. In addition, our eco-friendly construction materials consume less energy during manufacturing than other traditional building materials. We believe our eco-friendly construction materials, with their characteristics, including superior water permeability, and competitive prices, are in greater demand than traditional materials as governments and others increase their focus on reducing the environmental impact of their activities.

Presently, our clients are located throughout mainland China, and internationally in Canada, the United States, Mongolia, the Middle East, India, North Africa and Brazil. We seek to establish long-term relationships with our clients by producing and delivering high-quality products and equipment and then providing technical support and consulting after equipment is delivered and projects are completed. We engage in marketing and sales through integrated marketing, services marketing and Internet marketing. We are actively pursuing additional markets for our products, equipment and projects, internationally in the Philippines, Laos, Morocco, Tunisia, Cuba, Kenya, Maldives, Argentina, Mexico and Malaysia and in additional provinces of China.

Beijing REIT was founded in 1999 by our Chief Executive Officer, Hengfang Li. Mr. Li has approximately 20 years of experience in the construction materials and construction materials manufacturing equipment industries. Our principal office is located in Beijing, China. As of May 13, 2021, we employed 132 people on a full-time basis. We have 19 employees in management, 24 employees in sales and marketing, 15 employees in research and development, 47 employees in manufacturing and installation and 27 employees in administration.

We are able to provide a full spectrum of products and services, from producing eco-friendly construction materials and manufacturing equipment used to produce construction materials, to project installation. We utilize our research and development efforts to differentiate us from our competitors. For example, we released our first fully automatic block production line in 1999, and have made advances in our technology, such as intelligent automatic systems, which allows us to access our customers’ equipment remotely to troubleshoot problems. Some of our competitors do not have automatic production lines.

Due to China’s recent emphasis on environmental protection, we believe there is a unique opportunity to grow our company, which we expect will be driven by demand for our eco-friendly construction materials, equipment used to produce these materials and project construction expertise. We believe our technological know-how, production capacity, reputation and services offered will enable us to seize this opportunity.

We have received several industry awards and been asked to participate in several industry activities. Notable awards and activities include:

●	Beijing REIT’s fully automatic solid waste disposal production line became recommended equipment of Liaoning Provincial Wall Material Industry Association in 2007;

●	Beijing REIT’s brick production equipment was appraised as “China Famous Brand” by China Construction and Material Industrial Mechanic Standards Committee in 2007;

●	Beijing REIT’s concrete brick equipment was authenticated by the European Union CE (European conformity);

●	REIT Holdings became a member of the China Resource Reuse Association Wall Material Innovation Committee in 2010;

●	Beijing REIT was recognized as a National High-Tech Enterprise and became a “Gazelle Enterprise” in Beijing Zhongguancun Technology Park;

●	Beijing REIT was recognized as a National High-Tech Enterprise in 2011;

●	Beijing REIT was awarded the “Most Valuable Brand Award” by China Building Materials and Mechanic Industry Association in 2011;

●	Beijing REIT was appraised as “AAAA Enterprise” by the Electric Mechanics Association in 2012;

●	Beijing REIT became a member of China Association of Urban Environmental Sanitation in 2013; and

●	ISO 9001:2000 Authentication (certification based upon quality and consistency).

In addition, our Chief Executive Officer, Hengfang Li, was named one of the “One Hundred Outstanding People of China” in 2005 by China Celebrity Association. Mr. Li was recognized as one of the “Influential People of Fly-Ash Industry” in 2006 by fenmeihui.org. Mr. Li was awarded as “Leader of Building Materials and Machinery Enterprises of the National 11 th 5-Year Plan” in 2011 by China Building Material Machinery Association. In addition, Mr. Li and our chief technology officer, Mr. Zhizhong Hu were recognized as “Advanced People of National Reuse Technology” in 2011 by China Association of Circular Economy. We believe our industry awards, reflect widespread recognition of our stature and success in our industry as well as the quality of our service and products.

Recent Developments

Securities Purchase Agreement

On July 6, 2021, the Company entered into a securities purchase agreement with an accredited investor (the “Debenture Holder”) to place a Convertible Debenture (the “Debenture”) with a maturity date of twelve months after the issuance thereof in the aggregate principal amount of up to $2,500,000, provided that in case of an event of default, the Debenture may become at the Debenture Holder’s election immediately due and payable. In addition, the Company paid to an affiliate of the Debenture Holder a fee equal to 3.5% of the amount of the Debenture and a one-time due diligence and structuring fee of $5,000 at the closing. The Debenture was issued on July 6, 2021

The Debenture Holder may convert the Debenture in its sole discretion into the Company’s common shares at any time at the lower of $1.50 or 95% of the average of the two lowest daily VWAPs during the ten consecutive trading days immediately preceding the conversion date or other date of determination, provided that the conversion price may not be less than $0.50 (the “Floor Price”). The Debenture Holder may not convert any portion of a Debenture if such conversion would result in the Debenture Holder beneficially owning more than 4.99% of Company’s then issued and common shares, provided that such limitation may be waived by the Debenture Holder with 65 days’ notice. Any time after the issuance of the Debenture that the daily VWAP is less than $1.00 for a period of 10 consecutive trading days (each such occurrence, a “Triggering Event”) and only for so long as such conditions exist after a Triggering Event, the Company shall make monthly payments beginning on the 30th day after the date of the Triggering Event. Each monthly payment shall be in an amount equal to the sum of (i) the principal amount outstanding as of the date of the Triggering Event divided by the number of such monthly payments until maturity, (ii) a redemption premium of 20% of such principal amount and (iii) accrued and unpaid interest hereunder as of each payment date.

On March 1, 2021, the Company entered into a securities purchase agreement with an accredited investor (the “Debenture Holder”) to place a Convertible Debenture (the “March Debenture”) with a maturity date of twelve months after the issuance thereof in the aggregate principal amount of up to $2,300,000, provided that in case of an event of default, the March Debenture may become at the Debenture Holder’s election immediately due and payable. In addition, the Company paid to an affiliate of the Debenture Holder a fee equal to 3.5% of the amount of the March Debenture and a one-time due diligence and structuring fee of $10,000 at the closing.

The Debenture Holder may convert the March Debenture in its sole discretion into the Company’s common shares at any time at the lower of $2.50 or 95% of the average of the two lowest daily VWAPs during the ten consecutive trading days immediately preceding the conversion date or other date of determination, provided that the conversion price may not be less than $0.50 (the “March Floor Price”). The Debenture Holder may not convert any portion of the March Debenture if such conversion would result in the Debenture Holder beneficially owning more than 4.99% of Company’s then issued and common shares, provided that such limitation may be waived by the Debenture Holder with 65 days’ notice. Any time after the issuance of the March Debenture that the daily VWAP is less than the March Floor Price for a period of 10 consecutive trading days (each such occurrence, a “Triggering Event”) and only for so long as such conditions exist after a Triggering Event, the Company shall make monthly payments beginning on the 30th day after the date of the Triggering Event. Each monthly payment shall be in an amount equal to the sum of (i) the principal amount outstanding as of the date of the Triggering Event divided by the number of such monthly payments until maturity, (ii) a redemption premium of 20% of such principal amount and (iii) accrued and unpaid interest hereunder as of each payment date. As of the date of this prospectus approximately $1,800,000 of the March Debenture has been converted into approximately 1,745,000 common shares.

Change of Independent Director

On June 1, 2021, upon approval by the Nominating Committee, the Compensation Committee and the Board of Directors of the Company, Sophia Liu tendered her resignation as the Chairwoman of Audit Committee of ReTo Eco-Solutions, Inc. effective June 1, 2021.

On June 3, 2021, at the recommendation of the Nominating Committee and the Compensation Committee, the Board appointed Lidong Liu as the succeeding independent director of the Company, Chairperson of the Audit Committee, as well as the audit committee financial expert in order to fill the vacancies on the Company’s Board of Directors and the Audit Committee.

Ms. Lidong Liu has served as the Chief Financial Officer since 2015 for Jilin Yiyatong Deep Supply Chain Management Co., Ltd, a subsidiary of a company listed on Shenzhen Stock Exchange. From January 2011 to September 2015, she served as the Chief Financial Officer for Sinopharm Holding (Jilin) Co., Ltd, a subsidiary of a company listed on Shanghai Stock Exchange and Hong Kong Exchanges and Clearing Market. In addition, between January 2002 and December 2010, Ms. Liu was the Chief Financial Officer for Changchun Yongxin Dirui Pharmaceutical Co., Ltd. Ms. Liu is a member of China Certified Public Accountants and a seasoned executive with 25 years of professional experience in auditing and financial reporting. She has strong working capabilities for company management and business development. Ms. Liu holds a bachelor’s degree in Accounting from JiLin University of Finance and Economics, and an MBA from Changchun University of Science and Technology.

Change of Independent Accounting Firm

On March 15, 2021, the Company dismissed its independent registered public accounting firm, Friedman LLP (“Friedman”). The report of Friedman on the consolidated balance sheets of the Company as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”), did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit report on the financial statements of the Company for the year ended December 31, 2019 contained an uncertainty about the Company’s ability to continue as a going concern. The decision to change the independent registered public accounting firm was recommended and approved by the Audit Committee of the Company. From the time of Friedman’s engagement up to March 15, 2021, the date of dismissal, (a) there were no disagreements with Friedman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Friedman, would have caused it to make reference thereto in its reports on the financial statements for such years and (b) there were no “reportable events” as described in Item 304(a)(1)(v) of Regulation S-K. On March 15, 2021, the Audit Committee approved the appointment of YCM CPA Inc. (“YCM”) as its new independent registered public accounting firm to audit and review the Company’s financial statements. During the two most recent fiscal years ended December 31, 2020 and December 31, 2019 and any subsequent interim periods through the date hereof prior to the engagement of Friedman, neither the Company, nor someone on its behalf, has consulted YCM regarding either i) the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and either a written report was provided to the Company or oral advice was provided that the new independent registered public accounting firm concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or ii) any matter that was either the subject of a disagreement as defined in paragraph 304(a)(1)(iv) of Regulation S-K or a reportable event as described in paragraph 304(a)(1)(v) of Regulation S-K.

Regain Nasdaq compliance

As previously reported, on September 4, 2020, the Company received a letter from the Listings Qualifications Department of The Nasdaq Capital Market (“Nasdaq”) notifying the Company that the minimum closing bid price per share for its common shares was below $1.00 for a period of 30 consecutive business days and that the Company did not meet the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2). The Company was provided with 180 days, or until April 19, 2021, to regain compliance with the Rule. As a result of the Company’s common shares closing with a bid price of at least $1.00 for 18 consecutive days from February 4 through March 2, 2021, on March 3, 2021, Nasdaq notified the Company that it regained compliance with Listing Rule 5550(a)(2), and the matter is now closed.

Impact of COVID-19

The Company’s operations are affected by the recent and ongoing outbreak of the coronavirus disease 2019 (COVID-19) which in March 2020, was declared a pandemic by the World Health Organization. The COVID-19 outbreak is causing lockdowns, travel restrictions, and closures of businesses. Our business has been negatively impacted by the COVID-19 coronavirus outbreak to a certain extent.

From late January 2020 through March 2020, the Company had to temporarily suspend the manufacturing activities due to government restrictions. During the temporary business closure period, employees had very limited access to our manufacturing facilities and the shipping companies were not available and as a result, the Company experienced difficulty delivering the products to customers on a timely basis. In addition, due to the COVID-19 outbreak, some of the Company’s customers or suppliers may experience financial distress, delay or default on their payments, reduce the scale of their business, or suffer disruptions in their business due to the outbreak. Any increased difficulty in collecting accounts receivable, delayed raw materials supply, bankruptcy of small and medium businesses, or early termination of agreements due to deterioration in economic conditions could negatively impact the Company’s our results of operations. As COVID-19 was gradually contained in China, the Company’s production and sales activities from our continuing operations have been gradually returning to normal. However, the COVID-19 continues to have a severe and negative impact on China and the global economy. In light of the current circumstances and available information, for fiscal 2020, the Company’s revenues decreased 67.1% as compared to last year.

Based on assessment of current economic environment, customer demand and sales trend, and the negative impact from COVID-19 outbreak and spread, there is an uncertainty that the Company’s revenue and operating cash flows may be significantly lower than expected for fiscal year 2021.

Corporate Information

We are a British Virgin Islands business company and conduct business in China through subsidiaries in China. The principal executive offices of our main operations are located at Building X-702, 60 Anli Road, Chaoyang District, Beijing, People’s Republic of China 100101. Our telephone number at this address is (+86) 10-64827328. Our registered office in the British Virgin Islands is at the offices of Vistra (BVI) Limited at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. Our agent for service of process in the United States is Vcorp Agent Services, Inc. located at 25 Robert Pitt Dr., Suite 204, Monsey, New York 10952. Our corporate website is www.retoeco.com.

Implications of Being an Emerging Growth Company

We qualify as and elect to be an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include, but not limited to:

●	Reduced disclosure about the emerging growth company’s executive compensation arrangements in our periodic reports, proxy statements and registration statements; and

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenue, have more than $700 million in market value of our common shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. Except for our consolidated balance sheets, which we include for the fiscal years ended December 31, 2020, 2019 and 2018, we have decided to include three years of audited financial statements and three years of related management’s discussion and analysis of financial condition and results of operations disclosure.

Implication of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports or provide periodic and current reports as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

The Offering

Common shares offered by selling shareholder	Up to 2,500,000 common shares

Voting rights	One vote per common share

Selling shareholder	YA II PN, Ltd. See “Selling Shareholder”

Common shares outstanding	26,955,147 common shares

Common shares outstanding after the offering	Up to 29,455,147 common shares

Nasdaq Capital Market symbol	RETO

Discount	The Convertible Debenture is convertible by the selling shareholder upon issuance. The conversion price will be lower of $1.50 or 95% of the average of the two lowest daily VWAPs during the ten consecutive trading days immediately preceding the conversion date or other date of determination, provided that the conversion price may not be less than $0.50.

Amortization Payment:	If, any time after the issuance of the Convertible Debenture, the daily VWAP is less than $1.00 for a period of 10 consecutive trading days (each such occurrence, a “Triggering Event”) and only for so long as such conditions exist after a Triggering Event, the Company shall make monthly payments beginning on the 30th day after the date of the Triggering Event. Each monthly payment shall be in an amount equal to the sum of (i) the principal amount outstanding as of the date of the Triggering Event divided by the number of such monthly payments until maturity, (ii) a redemption premium of 20% of such principal amount and (iii) accrued and unpaid interest hereunder as of each payment date.

Interest Rate:	The rate of interest on the Convertible Debenture will be 5% per annum and may be increased to 15% upon an event of default that remains uncured under the Convertible Debenture.

Use of Proceeds	We will not receive any proceeds from the sale of shares by the selling shareholder. As of the date hereof, we received $2,500,000 from the sale of a Convertible Debenture to the selling shareholder under the Securities Purchase Agreement (prior to accounting for due diligence and structuring fees of $5,000 and commitment of $87,500). These proceeds will be used for general corporate and working capital or other purposes that our Board of Directors deems to be in our best interest. As of the date of this prospectus, we cannot specify with certainty the particular use for the net proceeds we may receive. Accordingly, we will retain broad discretion over the use of these proceeds, if any.

Risk Factors	The investment of our common shares involves substantial risks. See “Risk Factors” in this prospectus and under “Item 3. Key Information—D. Risk factors” in the 2020 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in our common shares.

Dividend policy	We have never paid or declared any cash dividends on our shares, and we do not anticipate paying any cash dividends on our common shares in the foreseeable future. See “Dividend Policy.”

RISK FACTORS

You should carefully consider the risks incorporated by reference in this prospectus before making an investment decision. You should also consider the matters described below and in “Risk Factors” in “Item 3. Key Information—D. Risk factors” in the 2020 Annual Report, and all of the information included or incorporated by reference in this prospectus before deciding whether to purchase our common shares. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks or uncertainties. In that case, the trading price of our common shares could decline, and you may lose all or part of your investment. The risks also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

We do not currently have sufficient funds to repay our outstanding notes.

On December 31, 2020, we had approximately $9,745,098 in outstanding loans and interest due and only $897,281 of cash or cash equivalents on hand, and since that date, we have sold convertible debentures with a principal amount of $4.8 million. As of such date, we were not in a position to repay the principal and interest on our outstanding loans. The funds we received since January 1, 2021 from the additional sales of convertible debentures will be less than the amounts that will become due on them. If the selling shareholder does not elect to convert the Convertible Debenture and the approximately $500,000 remaining outstanding under convertible debentures issued in May 2021, we will not have sufficient funds to repay the principal and interest due on such notes, and we will be forced to raise additional funds (which, if possible, may not be on acceptable terms), sell assets (which may not be possible) or cease operations.

The conversion of the Convertible Debenture or future sales of our common shares may further dilute the common shares and adversely impact the price of our common shares.

As of July 19, 2021, our transfer agent had recorded approximately 20,091,861 of our common shares as unrestricted and freely tradable. Upon the effectiveness of the registration statement of which this prospectus forms a part, up to an additional 2,500,000 shares (approximately 9.27% of our issued and outstanding shares on the date hereof) will be unrestricted and freely tradeable, and there is an effective registration statement from May 2021 for the resale of shares underlying a convertible debenture under which approximately 2,855,000 shares remain registered. If the holders of our free trading shares wanted to sell these shares, there might not be enough purchasers to maintain the market price of our common shares on the date of such sales. Any such sales, or the fear of such sales, could substantially decrease the market price of our common shares and the value of your investment.

We have a limited trading history.

On November 28, 2017, our common shares began trading on the Nasdaq Capital Market. Prior to that, there was no public market for our common shares. Our trading history might never improve in terms of price or volume. We cannot guarantee that our common shares will remain quoted on the Nasdaq Capital Market.

MARKET AND INDUSTRY DATA

This prospectus and the documents incorporated by reference herein contain industry, market and competitive position data that are based on industry publications and studies conducted by third parties as well as our own internal estimates and research. These industry publications and third-party studies generally state that the information that they contain has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus, including, without limitation, statements regarding our future results of operations and financial position, business strategy, transformation, strategic priorities and future progress, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “project,” “believe,” “estimate” or “predict” “or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the factors described in the sections entitled “Risk Factors” and/or “Operating and Financial Review and Prospects” in the 2020 Annual Report incorporated by reference herein. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

MARKET PRICE AND TRADING HISTORY

Our common shares are listed on the Nasdaq Capital Market under the symbol “RETO”. The following table sets forth, for the periods indicated, the high and low bid prices of our common shares on the Nasdaq Capital Market.

	High	Low
Fiscal Year Ended December 31, 2021
First Quarter	$3.66	$0.67
Second Quarter	$1.49	$0.92

Fiscal Year Ended December 31, 2020
First Quarter	$1.65	$0.30
Second Quarter	$1.68	$0.41
Third Quarter	$1.92	$0.42
Fourth Quarter	$0.87	$0.47

The last reported sales price for our common shares on the Nasdaq Capital Market as of May 20, 2021, was $1.07 per share. As of July 19, 2021, we had 26,955,147 common shares of $0.001 par value issued and outstanding. Our Transfer Agent is Vstock Transfer LLC, 18 Lafayette Pl, Woodmere, NY 11598.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling shareholder. As of the date hereof, we received $2,500,000 from the sale of a Convertible Debenture to the selling shareholder under the Securities Purchase Agreement (prior to accounting for the one-time due diligence and structuring fees of $5,000 and a fee equal to 3.5% of the amount of each Convertible Debenture at each closing). These proceeds will be used for general corporate and working capital or other purposes that our Board of Directors deems to be in our best interest.  As of the date of this prospectus, we cannot specify with certainty the particular use for the net proceeds we may receive.  Accordingly, we will retain broad discretion over the use of these proceeds, if any.

Amount of Proceeds from Sale of the Convertible Debenture

On July 6, 2021, we sold a $2,500,000 of Convertible Debenture. In connection with that sales, we will pay $87,500 in commitment fees to the selling shareholder as well as a due diligence fee of $5,000 for net proceeds of $2,407,500. We may be required to make additional payments to the selling shareholder. The following table set out the payments we have made and may have to make in connection with the sale of $2,500,000 of Convertible Debentures.

Commitment Fee(1)	$87,500
Interest Payments(2)	$125,000
Due Diligence Fee	$5,000
Redemption Premium(3)	$500,000
Total:	$717,500

(1)	We paid the selling shareholder a commitment fee of 3.5% of the principal amount of the Convertible Debenture.

(2)	Each Convertible Debenture matures one year from its issuance and bears interest at a rate of 5% per annum.

(3)	We are required to pay a redemption premium in two circumstances. If we redeem the Convertible Debenture prior to the maturity, we must pay a redemption fee equal to 20% of the principal amount being redeemed thereafter. Alternatively, we are required to make monthly payments after the issuance of a Debenture if the daily VWAP is less than $1.00 for a period of ten consecutive trading days (the “Triggering Date”). Each monthly payment shall be in an amount equal to the sum of (i) the principal amount outstanding as of the Triggering Date divided by the number of such monthly payments until maturity, (ii) a redemption premium of 20% of such principal amount and (iii) accrued and unpaid interest hereunder as of each payment date. The maximum value of the redemption premium is $500,000.

Apart from the consultant fee and due diligence fee discussed above, we have not made, and do not need to make, any payments to any affiliate of the selling shareholder, or any person with whom the selling shareholder has a contractual relationship.

The following sets forth the gross proceeds paid or payable to us in connection with our issuance of the Convertible Debenture, all payments that have been made or that may be required to be made by us in connection with the issuance of the Convertible Debenture, our resulting net proceeds and the combined total possible profit to be realized as a result of any conversion discounts regarding the common shares underlying the Convertible Debenture.

Gross proceeds to the Company	$2,500,000

All payments that have been made or that may be required to be made by the Company to the selling shareholder in the first year of the Convertible Debenture	$717,500

Net proceeds to the Company if we make all such payments to the selling shareholder	$1,782,500

All payments that have been made or that may be required to be made by the Company to the selling shareholder in the first year of the Convertible Debentures as a percentage of net proceeds	40.25%

The combined total possible profit to be realized as a result of any conversion discounts regarding the securities underlying the convertible debenture(1)	$99,332

The combined total possible profit to be realized as a result of any conversion discounts regarding the securities underlying the convertible debenture as a percentage of net proceeds	75.3%

(1)	As calculated in “Selling Stockholder - Potential Profits to Selling Stockholder” using the date of issuance as the conversion date. The actual profit as a result of the conversion discount cannot be calculated until conversion as the conversion price depends on market conditions at and before conversion, and it may be significantly greater.

SELLING SHAREHOLDER

The common shares being offered by the selling shareholder are those issuable to the selling shareholder upon conversion of the Convertible Debenture. We are registering the common shares in order to permit the selling shareholder to offer the shares for resale from time to time. Except for the ownership of the Convertible Debenture and entry into the Securities Purchase Agreement and our sale to the selling shareholder of a $2,500,000 convertible debenture on July 6, 2021, the selling shareholder has not had any material relationship with us within the past three years.

The table below lists the selling shareholder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the common shares held by the selling shareholder. The second column lists the number of common shares beneficially owned by the selling shareholder as of the date of this prospectus, assuming conversion of the Convertible Debenture but not taking account of any limitations on conversion and exercise set forth therein.

The third column lists the common shares being offered by this prospectus by the selling shareholder and does not take in account any limitations on conversion of the Convertible Debenture set forth therein.

The fourth column assumes the sale of all of the shares offered by the selling shareholder pursuant to this prospectus.

Under the terms of the Convertible Debenture and the Securities Purchase Agreement, the selling shareholder may not convert the Convertible Debenture and we may not exercise the puts under the Securities Purchase Agreement to the extent (but only to the extent) such selling shareholder or any of its affiliates would beneficially own a number of common shares which would exceed 4.99% of the total common shares issued and outstanding as of the execution date of the Securities Purchase Agreement. The number of shares in the second column reflects these limitations. The selling shareholder may sell all, some or none of its shares in this offering.  See “Plan of Distribution”.

Name of Selling Shareholder	Number of Common Shares Owned Prior to Offering(5)	Maximum Number of Common Shares to be Sold Pursuant to this Prospectus(2)	Number of Common Shares Owned After Offering(5)	Number of Common Shares that May Be Sold in This Offering As A Percentage of Currently Outstanding Shares(3)	Percentage of Common Shares Owned After the Offering(4)
YA II PN, LTD.(1)	1,000,000	2,500,000	1,000,000	9.3%	3.3%

(1)	YA II PN, Ltd. (“YA”) is the investor under the Securities Purchase Agreement. Yorkville Advisors Global, LP (“Yorkville LP”) is YA II PN, Ltd.’s. investment manager and Yorkville Advisors Global II, LLC (“Yorkville LLC”) is the General Partner of Yorkville LP. All investment decisions for YA are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo. The address of YA is 1012 Springfield Avenue, Mountainside, NJ 07092, Attention: Mark Angelo, Portfolio Manager.

(2)	Includes common shares underlying the Convertible Debenture that may held by the selling shareholder that are covered by this prospectus, including any such securities that, due to contractual restrictions, may not be exercisable if such conversion or put would result in beneficial ownership greater than 4.99%.

(3)	Assumes that the total number of our issued and outstanding common shares remains unchanged at 26,955,147 prior to the issuance of the common shares underlying the Convertible Debenture.

(4)	Assumes that the selling shareholder sells all of the common shares underlying the Convertible Debenture offered pursuant to this prospectus.

(5)	Represents common stock underlying $500,000 of the March Debenture (excluding interest) convertible into common shares at a conversion price between $2.50 and $0.50, depending on market conditions. For purposes of this table, we have assumed the lowest conversion price.

Additional Selling Shareholder Information

Number of Shares outstanding prior to the Convertible Debenture transaction held by persons other than the selling shareholder, affiliates of the Company, and affiliates of the selling shareholder	15,128,126
Number of Shares registered for resale by the selling shareholder or affiliates of the selling shareholder in prior registration statements(1)	4,600,000
Number of Shares registered for resale by the selling shareholder or affiliates of the selling shareholder that continue to be held by the selling shareholder or affiliates of the selling shareholder	0
Number of Shares that have been sold in registered resale transactions by the selling shareholder or affiliates of the selling shareholder	1,745,147
Number of Shares registered for resale on behalf of the selling shareholder or affiliates of the selling shareholder in the current transaction	2,500,000

(1)	These were shares underlying the convertible debenture issued pursuant to a convertible debenture purchase agreement of March 1, 2021 and that were registered on a registration statement on Form F-1 declared effective on May 28, 2021 (registration no. 333-254590).

Potential Profits to the Selling Stockholder Holding the Convertible Debenture

The table below sets out that the total possible profit that YA II PN, Ltd., the selling stockholder holding the Convertible Debenture, can realize as a result of the conversion discount for the securities underlying the convertible Debenture is $99,332.  For the purposes of this table we have used July 6,2021 as the date of sale for the shares of common stock underlying the $2,500,000 Convertible Debenture, which is the date that the Convertible Debenture was issued and sold to YA II PN, Ltd.

$2,500,000 of Convertible Debenture

Closing market price per share of the underlying securities on date of issuance	$1.12

Conversion price per share securities on date of issuance	$1.0772

Total possible shares to be received in connection with the conversion of the securities at such conversion price(1)	2,320,832

Combined market price of the total number of underlying shares(1)	$2,599,332

Total possible shares to be received and the combined conversion price of the total number of shares	$2,500,000
Total possible discount to the market price as of the date of sale of the secured convertible debenture	$0.0428

Total possible profit that could be realized as a result of the conversion discount as of the date of sale of the secured convertible debenture	$99,332

(1)	Excludes interest of 5% per annum.

If at any time 95% of the average of the two lowest daily VWAP’s during the ten consecutive trading days immediately preceding a conversion date is greater than $1.50, then the conversion price will be fixed at $1.50.  In that case, the total possible profit that YA II PN, Ltd. can realize on a per share basis will be equal to the market price at such time minus the conversion price of $1.50.  There is no upper limit on the potential profit that YA II PN, Ltd. can realize in such cases.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common shares. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the board of directors may deem relevant.

Under British Virgin Islands law, we may only pay a dividend if our directors are satisfied, on reasonable grounds, that, immediately after the dividend is paid, the value of our assets will exceed our liabilities and we will be able to pay our debts as they fall due.

If we determine to pay dividends on any of our common shares in the future, as a holding company, we will be dependent on receipt of funds from Beijing REIT, REIT Ecological and REIT Yancheng. Current Chinese regulations permit our China Operating Companies to pay dividends to REIT Holdings only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Further, two loans governing part of the current debts incurred by Beijing REIT and REIT Changjiang have restrictions on their abilities to pay dividends, and any future financing arrangements may impose such restrictions as well. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Our China Operating Companies are also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. Our subsidiaries in China are required to set aside statutory reserves and have done so.

In addition, pursuant to the China Enterprise Income Tax Law (“EIT Law”) and its implementation rules, dividends generated after January 1, 2008 and distributed to us by Beijing REIT, REIT Ecological and REIT Yancheng are subject to withholding tax at a rate of 10% unless otherwise exempted or reduced according to treaties or arrangements between the Chinese central government and governments of other countries or regions where the non-Chinese-resident enterprises are incorporated.

Under existing Chinese foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations in China may be used to pay dividends to our company.

DESCRIPTION OF COMMON SHARES

We were incorporated as a BVI business company under the BVI Act in the British Virgin Islands on August 7, 2015 under the name “ReTo Eco-Solutions, Inc.” and with company number 1885527. As of the date of this prospectus, we are authorized to issue up to 200,000,000 common shares of $0.001 par value per share.

The following are summaries of the material provisions of our Memorandum and Articles of Association that will be in force at the time of the closing of this offering and the BVI Act, insofar as they relate to the material terms of our common shares. Copies of our Memorandum and Articles of Association are filed as exhibits to the registration statement of which this prospectus is a part.

Common Shares

General

All of our issued common shares are fully paid and non-assessable. Each shareholder is entitled, on request, to a certificate for that shareholder’s shares. Our shareholders who are non-residents of the British Virgin Islands may freely hold and vote their common shares. At the completion of this offering, there will be 29,455,147 common shares issued and outstanding.

Listing

Our common stock is currently traded on the Nasdaq Capital Market under the symbol “RETO.” On July 19, 2021, the last reported sales price for our common stock was $1.04 per share. As of July 19, 2021, there were 26,955,147 shares of our common stock outstanding.

Transfer Agent and Registrar

The transfer agent and registrar for the common shares is Vstock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598.

Distributions

The holders of our common shares are entitled to such dividends as may be declared by our board of directors, subject to the BVI Act and our Memorandum and Articles of Association.

Voting rights

Any action required or permitted to be taken by the shareholders must be effected at a duly called meeting of the shareholders entitled to vote on such action or by a resolution in writing. At each general meeting, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one vote for each common share which such shareholder holds. Cumulative voting is not a concept that is accepted as a common practice in the British Virgin Islands, and we have made no provisions in our Memorandum or Articles of Association to allow cumulative voting for elections of directors.

Directors

Our directors are not required to hold a share as a qualification for office. With regards to conflicts of interest, any director who is interested in a transaction into which we have entered or will enter may vote on a matter relating to that transaction as long as he or she has disclosed the interest to each other director.

Meetings of shareholders

Any director may convene a meeting of the shareholders at any time and in any manner or place which he or she considers necessary or desirable. The director convening a meeting must give at least seven days’ notice of the meeting to those persons whose names appear as shareholders in our register of shareholders on the date of the notice and are entitled to vote at the meeting and also to the other directors. Our board of directors shall call a special meeting upon the written request of shareholders holding at least 30% of our outstanding voting shares. A meeting of shareholders held in contravention of the requirement to give notice is valid if shareholders holding at least 90 percent of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall constitute waiver in relation to all the shares which that shareholder holds.

At any meeting of shareholders, a quorum will be present if there are shareholders present in person or by proxy representing not less than on 1/3 of the issued common shares entitled to vote on the resolutions to be considered at the meeting. Such quorum may be represented by only a single shareholder or proxy. If no quorum is present within two hours of the start time of the meeting, the meeting shall be dissolved if it was requested by shareholders. In any other case, the meeting shall be adjourned to the next business day, and if shareholders representing not less than one-third of the votes of the common shares or each class of shares entitled to vote on the matters to be considered at the meeting are present within one hour of the start time of the adjourned meeting, a quorum will be present. No business may be transacted at any general meeting unless a quorum is present at the commencement of business. If present, the chairman of our board of directors shall preside as the chairman at any meeting of the shareholders.

A corporation that is a shareholder shall be deemed for the purposes of our Memorandum and Articles of Association to be present in person if represented by its duly authorized representative. This duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

Protection of minority shareholders

We would normally expect British Virgin Islands courts to follow English case law precedents, which permit a minority shareholder to commence a representative action, or derivative action in our name, to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority by parties in control of us, (3) an act which constitutes an infringement of the individual rights of a shareholder, such as the right to vote and pre-emptive rights and (4) an irregularity in the passing of a resolution which requires the consent of a certain majority of the shareholders.

Pre-emptive rights

There are no pre-emptive rights applicable to the issue by us of new common shares under either British Virgin Islands law or our Memorandum and Articles of Association.

Transfer of common shares

Subject to the restrictions in our Memorandum and Articles of Association, the lock-up agreements with the representative of the underwriters described in “Shares Eligible for Future Sale—Lock-Up Agreements” and applicable securities laws, any of our shareholders may transfer all or any of his or her common shares by written instrument of transfer signed by the transferor and containing the name and address of the transferee, which must be sent us for registration. Our board of directors may resolve by resolution to refuse or delay the registration of the transfer of any common share. If our board of directors resolves to refuse or delay any transfer of any common share, it shall specify the reasons for such refusal or delay in the resolution. Our directors may not resolve or refuse or delay the transfer of a common share unless the person transferring the shares has failed to pay any amount due in respect of any of that common share.

Liquidation

If we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay all amounts paid to us on account of the issue of shares immediately prior to the winding up, the excess shall be distributable pari passu among those shareholders in proportion to the amount paid up immediately prior to the winding up on the shares held by them, respectively. If we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the amounts paid to us on account of the issue of shares, those assets shall be distributed so that, to the greatest extent possible, the losses shall be borne by the shareholders in proportion to the amounts paid up immediately prior to the winding up on the shares held by them, respectively. If we are wound up, the liquidator appointed by us may, in accordance with the BVI Act, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.

Calls on common shares and forfeiture of common shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their common shares in a notice served to such shareholders at least fourteen days prior to the date of payment specified in that notice. Common shares that have been subject to a notice of call and remain unpaid are subject to forfeiture.

Redemption of common shares

Subject to the provisions of the BVI Act, we may issue shares on terms that they are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our Memorandum and Articles of Association and subject to any applicable requirements imposed from time to time by the BVI Act, the SEC, the Nasdaq Capital Market, or by any recognized stock exchange on which our securities are listed.

Modifications of rights

All or any of the special rights attached to any class of shares may, subject to the provisions of the BVI Act, be amended only pursuant to a resolution passed at a meeting by the holders of not less than fifty percent of the issued shares in that class.

Changes in the number of shares we are authorized to issue and those in issue

We may from time to time by resolution of our board of directors:

●	amend our Memorandum of Association to increase or decrease the maximum number of shares we are authorized to issue;

●	subject to our Memorandum of Association and the BVI Act, divide our authorized and issued shares into a larger number of shares; and

●	subject to our Memorandum of Association, combine our authorized and issued shares into a smaller number of shares.

Untraceable shareholders

Our Memorandum and Articles of Association do not entitle us to sell the shares of a shareholder who is untraceable.

Inspection of books and records

Under British Virgin Islands Law, holders of our common shares are entitled, upon giving written notice to us, to inspect (i) our Memorandum and Articles of Association (our charter), (ii) our register of shareholders, (iii) our register of directors and (iv) minutes of meetings and resolutions of members (shareholders), and to make copies of, and take extracts from, these documents and records. However, our directors can refuse access if they are satisfied that to allow such access would be contrary to our interests. See “Where You Can Find More Information.”

Rights of non-resident or foreign shareholders

There are no limitations imposed by our Memorandum or Articles of Association (together, our charter) on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum or Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Issuance of additional common shares

Our Memorandum and Articles of Association (our charter) authorizes our board of directors to issue additional common shares from authorized but unissued shares, to the extent available, from time to time, to such persons, for such consideration and on such terms as our board of directors shall determine.

DIFFERENCES IN CORPORATE LAW

The BVI Act and the laws of the British Virgin Islands affecting British Virgin Islands companies like us and our shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the laws of the British Virgin Islands applicable to us and, for illustrative purposes only, the Delaware General Corporation Law (the “DGCL”), which governs companies incorporated in the state of Delaware.

Mergers and similar arrangements

Under the laws of the British Virgin Islands, two or more companies may merge or consolidate in accordance with Section 170 of the BVI Act. A merger means the merging of two or more constituent companies into one of the constituent companies and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation, which must be authorized by a resolution of shareholders.

While a director may vote on the plan of merger or consolidation even if he has a financial interest in the plan, the interested director must disclose the interest to all other directors of the company promptly upon becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the company.

A transaction entered into by our company in respect of which a director is interested (including a merger or consolidation) is voidable by our company unless the director’s interest was (a) disclosed to the board in accordance with the BVI Act prior to our company’s entry into the transaction or (b) the transaction is (i) between the director and our company and (ii) entered into in the ordinary course of our company’s business and on usual terms and conditions.

Notwithstanding the above, a transaction entered into by our company is not voidable if the material facts of the interest of the director are known to by the shareholders entitled to vote at a meeting of the shareholders and the transaction is approved or ratified by a resolution of the shareholders or our company received fair value for the transaction.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision that, if proposed as an amendment to the Memorandum or Articles of Association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting to approve the plan of merger or consolidation.

The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration.

After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the British Virgin Islands.

A shareholder may dissent from a mandatory redemption of his shares, an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) or a consolidation. A shareholder properly exercising his dissent rights is entitled to a cash payment equal to the fair value of his shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must give notice of this fact to each shareholder within twenty days who gave written objection. These shareholders then have twenty days to give to the company their written election in the form specified by the BVI Act to dissent from the merger or consolidation, provided that, in the case of a merger, the twenty days starts when the plan of merger is delivered to the shareholder.

Upon giving notice of his election to dissent, a shareholder ceases to have any shareholder rights except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding his dissent.

Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his shares at a specified price per share that the company determines to be the fair value of the shares. The company and the shareholder then have thirty days to agree upon the price. If the company and a shareholder fail to agree on the price within the thirty days, then the company and the shareholder shall, within twenty days immediately following the expiration of the thirty-day period, each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day prior to the shareholders’ approval of the transaction without taking into account any change in value as a result of the transaction.

Under Delaware law each corporation’s board of directors must approve a merger agreement. The merger agreement must state, among other terms, the terms of the merger and method of carrying out the merger. This agreement must then be approved by the majority vote of the outstanding shares entitled to vote at an annual or special meeting of each corporation, and no class vote is required unless provided in the certificate of incorporation. Delaware permits an agreement of merger to contain a provision allowing the agreement to be terminated by the board of directors of either corporation, notwithstanding approval of the agreement by the stockholders or shareholders of all or any of the corporations (1) at any time prior to the filing of the agreement with the Secretary of State or (2) after filing if the agreement contains a post-filing effective time and an appropriate filing is made with the Secretary of State to terminate the agreement before the effective time. In lieu of filing an agreement of merger, the surviving corporation may file a certificate of merger, executed in accordance with Section 103 of the DGCL. The surviving corporation is also permitted to amend and restate its certification of incorporation in its entirety. The agreement of merger may also provide that it may be amended by the board of directors of either corporation prior to the time that the agreement filed with the Secretary of State becomes effective, even after approval by stockholders or shareholders, so long as any amendment made after such approval does not adversely affect the rights of the stockholders or shareholders of either corporation and does not change any term in the certificate of incorporation of the surviving corporation. If the agreement is amended after filing but before becoming effective, an appropriate amendment must be filed with the Secretary of State. If the surviving corporation is not a Delaware corporation, it must consent to service of process for enforcement of any obligation of the corporation arising as a result of the merger; such obligations include any suit by a stockholder of the disappearing Delaware corporation to enforce appraisal rights under Delaware law.

If a proposed merger or consolidation for which appraisal rights are provided is to be submitted for approval at a shareholder meeting, the subject company must give notice of the availability of appraisal rights to its shareholders at least 20 days prior to the meeting.

A dissenting shareholder who desires to exercise appraisal rights must (a) not vote in favor of the merger or consolidation; and (b) continuously hold the shares of record from the date of making the demand through the effective date of the applicable merger or consolidation. Further, the dissenting shareholder must deliver a written demand for appraisal to the company before the vote is taken. The Delaware Court of Chancery will determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the court will take into account “all relevant factors.” Unless the Delaware Court of Chancery in its discretion determines otherwise, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and accrue at 5% over the Federal Reserve discount rate.

Shareholders’ suits

There are both statutory and common law remedies available to our shareholders as a matter of British Virgin Islands law. These are summarized below.

●	Prejudiced members: A shareholder who considers that the affairs of a company have been, are being or are likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory or unfairly prejudicial to him in that capacity, can apply to the High Court of the British Virgin Islands under Section 184I of the BVI Act, inter alia, for an order requiring the company or any other person to acquire his shares, requiring the company or any other person to pay him compensation, regulating the future conduct of the company, or setting aside any decision of the company or its directors which contravenes the BVI Act or the memorandum or articles of association of the company. There is no similar provision under Delaware law.

●	Derivative actions: Section 184C of the BVI Act provides that a shareholder of a company may, with the leave of the High Court of the British Virgin Islands, bring an action in the name of the company to redress any wrong done to it. We would normally expect a British Virgin Islands court to follow English case law precedents, which permit a minority shareholder to commence a derivative action in a company’s name to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority by parties in control of us, (3) an act which constitutes an infringement of the individual rights of a shareholder, such as the right to vote and pre-emptive rights and (4) an irregularity in the passing of a resolution which requires the consent of a certain majority of the shareholders. Under Delaware law, a stockholder is eligible to bring a derivative action if the holder held stock at the time of the challenged wrongdoing and continues from that time to hold stock throughout the course of the litigation. This is the “continuous ownership” rule, which is a requirement for a stockholder to bring and maintain a derivative action. The law also requires the stockholder first to demand the Board of Directors of the corporation to assert the claims or the stockholder must state in the derivative action particular reasons why making such a demand would be futile.

●	Just and equitable winding up: In addition to the statutory remedies outlined above, shareholders can also petition the High Court of the British Virgin Islands for the winding up of a company on the grounds that it is just and equitable for the court to so order. Save in exceptional circumstances, this remedy is only available where the company has been operated as a quasi partnership and trust and confidence between the partners has broken down. Under Delaware law the court can use its equitable power of dissolution and appoint a receiver when fraud and gross mismanagement by corporate officers cause real imminent danger of great loss, and cannot be otherwise prevented.

Indemnification of directors and executive officers and limitation of liability

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent that any provision providing indemnification may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our Articles of Association, we indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings, any person who:

●	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or

●	is or was, at our request, serving as a director or officer of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

This indemnification only applies if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-takeover provisions in our Memorandum and Articles of Association

Some provisions of our Memorandum and Articles of Association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable. However, under British Virgin Islands law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles of Association, as amended and restated from time to time, and must always act in good faith in what they believe to be the best interests of our company.

Directors’ fiduciary duties

Under British Virgin Islands law, our directors owe the Company certain statutory and fiduciary duties including, among others, duties to act honestly, in good faith, for a proper purpose and with a view to what the directors believe to be in the best interests of the Company. Each of our directors is also required, when exercising powers or performing his or her duties as a director, to take the actions of a reasonable and diligent person having the general knowledge, skill and experience possessed by the director and that may reasonably be expected of a person carrying out the same functions for the company as the director. In the exercise of their powers, our directors must ensure that neither they nor the company acts in a manner that contravenes the BVI Act or our Memorandum and Articles of Association, as amended and restated from time to time. Our company has the right to seek damages for breaches of duties owed to it by our directors.

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

Shareholder action by written consent

British Virgin Islands law provides that shareholders may approve corporate matters by way of a written resolution without a meeting signed by or on behalf of shareholders sufficient to constitute the requisite majority of shareholders who would have been entitled to vote on such matter at a general meeting, provided that if the consent is less than unanimous, notice must be given to all non-consenting shareholders. Our Articles of Association permit shareholders to act by written consent. Under the DGCL, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation.

Shareholder proposals

British Virgin Islands law and our Articles of Association allow our shareholders entitled to exercise not less than 30% of the voting rights in respect of a matter to requisition a meeting of the shareholders in relation to that matter. We are not obliged by law to call shareholders’ annual general meetings, but our Articles of Association do permit the directors to call such a meeting. The location of any meeting of the shareholders can be determined by the board of directors and can be anywhere in the world. Under the DGCL, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cumulative voting

Although permitted under British Virgin Islands law, our Memorandum and Articles of Association do not provide for cumulative voting. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. Under the DGCL, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

Under our Articles of Association, a director may be removed from office, with or without cause, by a resolution of shareholders passed at a meeting of shareholders called for the purpose of removing the director of for purposes including the removal of the director or by a written resolution passed by at least 75 percent of the votes of the shareholders entitled to vote, or, with cause, by a resolution of directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director. Under the DGCL, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Transactions with interested shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors. British Virgin Islands law has no comparable statute.

Dissolution; Winding Up

Under the BVI Act and our Articles of Association, we may appoint a voluntary liquidator by a resolution of the shareholders or, subject to the BVI Act, by a resolution of directors. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Variation of rights of shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under BVI law and our Memorandum of Association, if at any time our shares are divided into different classes of shares, the rights attached to any class may only be varied, whether or not our company is in liquidation, with the consent in writing of, or by a resolution passed at a meeting by, the holders of not less than 50 percent of the issued shares in that class.

Amendment of governing documents

As permitted by BVI law, our Memorandum and Articles of Association may be amended by a resolution of shareholders and, subject to certain exceptions, by a resolution of directors. Any amendment is effective from the date it is registered at the Registry of Corporate Affairs in the British Virgin Islands. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

PLAN OF DISTRIBUTION

The common shares held by the selling shareholder may be sold or distributed from time to time by the selling shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The sale of the selling shareholder’s common shares offered by this prospectus may be effected in one or more of the following methods:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	transactions involving cross or block trades;

●	a purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	in privately negotiated transactions;

●	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

●	“at the market” into an existing market for the common shares;

●	through the writing of options on the shares;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

In order to comply with the securities laws of certain states, if applicable, the shares of the selling shareholder may be sold only through registered or licensed brokers or dealers. In addition, in certain states, such shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The selling shareholder may also sell the common shares under Rule 144 promulgated under the Securities Act, if available, or any other exemption available under the Securities Act rather than under this prospectus. In addition, the selling shareholder may transfer the common shares by other means not described in this prospectus.

The selling shareholder may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling shareholder will attempt to sell common shares in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling shareholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, it.

Brokers, dealers or agents participating in the distribution of the shares held by the selling shareholder as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the common shares for whom the broker-dealers may act as agent.  The selling shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling shareholder acquired the securities offered hereby in the ordinary course of business and has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their common shares, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of common shares by the selling shareholder. If we are notified by the selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common shares, if required, we will file a supplement to this prospectus.

We may suspend the sale of shares by the selling shareholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

If the selling shareholder use this prospectus for any sale of the common shares, it will be subject to the prospectus delivery requirements of the Securities Act.

Regulation M

The anti-manipulation rules of Regulation M under the Exchange Act of 1934, as amended (the “Exchange Act”) may apply to sales of our common shares and activities of the selling shareholder.

We have advised the selling shareholder that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

MATERIAL TAX CONSEQUENCES APPLICABLE TO U.S. HOLDERS OF OUR COMMON SHARES

The following sets forth the material British Virgin Islands, Chinese and U.S. federal income tax consequences related to an investment in our common shares. It is directed to U.S. Holders (as defined below) of our common shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to an investment in our common shares, such as the tax consequences under state, local and other tax laws.

The following brief description applies only to U.S. Holders (defined below) that hold common shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of shares and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

WE URGE POTENTIAL PURCHASERS OF OUR SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR SHARES.

China Enterprise Income Tax

According to the Enterprise Income Tax Law of China (the “EIT Law”), which was promulgated on March 16, 2007, became effective on January 1, 2008 and last amended on February 24, 2017, the income tax for both domestic and foreign-invested enterprises is at a uniform rate of 25%, unless they qualify for certain exceptions. The Regulation on the Implementation of Enterprise Income Tax Law of China (the “EIT Rules”) was promulgated on December 6, 2007 and became effective on January 1, 2008.

On January 29, 2016, the Chinese Ministry of Science and Technology, Ministry of Finance and State Administration of Taxation enacted the Administrative Measures for Certifying High and New Technology Enterprises (2016 Version) (the “Certifying Measures”), which retroactively became effective on January 1, 2016. Under the EIT Law and the Certifying Measures, certain qualified high-tech companies may benefit from a preferential tax rate of 15% if they own their core intellectual properties and are classified into certain industries strongly supported by the Chinese government and set forth by certain departments of the Chinese State Council. Beijing REIT was granted the high and new technology enterprise (“HNTE”) qualification. There can be no assurance, however, that Beijing REIT will continue to meet the qualifications for such a reduced tax rate. In addition, there can be no guaranty that relevant governmental authorities will not revoke Beijing REIT’s “high and new technology enterprise” status in the future.

Uncertainties exist with respect to how the EIT Law applies to the tax residence status of ReTo and our offshore subsidiaries. Under the EIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise”, which means that it is treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. Although the EIT Rules define “de facto management body” as a managing body that exercises substantive and overall management and control over the production and business, personnel, accounting books and assets of an enterprise, the only official guidance for this definition currently available is set forth in Circular 82 issued by the State Administration of Taxation, on April 22, 2009 which provides that a foreign enterprise controlled by a Chinese company or a Chinese company group will be classified as a “resident enterprise” with its “de facto management bodies” located within China if all of the following criteria are satisfied:

●	the place where the senior management and core management departments that are in charge of its daily operations perform their duties is mainly located in China;

●	its financial and human resources decisions are made by or are subject to approval by persons or bodies in China;

●	its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in China; and

●	more than half of the enterprise’s directors or senior management with voting rights frequently reside in China.

We do not believe that we meet the conditions outlined in the preceding paragraph since ReTo does not have a Chinese enterprise or enterprise group as our primary controlling shareholder. In addition, we are not aware of any offshore holding companies with a corporate structure similar to the Company that has been deemed a China “resident enterprise” by the Chinese tax authorities.

If we are deemed a China resident enterprise, we may be subject to the EIT at the rate of 25% on our global income, except that the dividends we receive from our Chinese subsidiaries may be exempt from the EIT to the extent such dividends are deemed dividends among qualified resident enterprises. If we are considered a resident enterprise and earn income other than dividends from our Chinese subsidiaries, a 25% EIT on our global income could significantly increase our tax burden and materially and adversely affect our cash flow and profitability.

China Business Tax and VAT

Pursuant to the Provisional Regulation of China on Business Tax last amended on November 10, 2008 and effective as of January 1, 2009 and the Detailed Rules for the Implementation of the Provisional Regulation of China on Business Tax last amended on October 28, 2011 and effective as of November 1, 2011, all entities and individuals engaged in providing taxable services, transfer of intangible assets or the sale of real estate are subject to business tax.

Pursuant to the Provisional Regulations on value added tax (“VAT”) of China effective as of January 1, 2009 and last amended on February 6, 2016 and the Detailed Rules for the Implementation of the Provisional Regulation of China on VAT last amended on October 28, 2011 and effective as of November 1, 2011, all entities or individuals in China engaging in the sale of goods, the provision of processing services, repairs and replacement services, and the importation of goods are required to pay VAT. The amount of VAT payable is calculated as “output VAT” minus “input VAT” and the rate of VAT for the China Operating Companies is as follows: 17% for Beijing REIT; 17% for Gu’an REIT; 3% for Dingxuan; 6% for REIT Technology; 6% for REIT Construction; 17% for Ruirong; 17% for Xinyi; and 17% for REIT Changjiang for sales of our goods.

People’s Republic of China Taxation

Under the EIT law and EIT Rules, both of which became effective on January 1, 2008, the income tax for both domestic and foreign-invested enterprises is at a uniform rate of 25%, unless they qualify for certain exceptions. On January 29, 2016, the Chinese Ministry of Science and Technology, Ministry of Finance and State Administration of Taxation enacted the Administrative Measures for Certifying High and New Technology Enterprises (2016 Version), which retroactively became effective on January 1, 2016, provide that certain qualified high-tech companies may benefit from a preferential tax rate of 15% if they own their core intellectual properties and are classified into certain industries strongly supported by the Chinese government and set forth by certain departments of the Chinese State Council. Beijing REIT was granted the HNTE qualification valid for three years commencing on December 22, 2016. There can be no assurance, however, that Beijing REIT will continue to meet the qualifications for such a reduced tax rate. In addition, there can be no guaranty that relevant governmental authorities will not revoke Beijing REIT’s “high and new technology enterprise” status in the future. We are a holding company incorporated in the British Virgin Islands and we gain substantial income by way of dividends from our Chinese subsidiaries. The EIT Law and Rules provide that China-sourced income of foreign enterprises, such as dividends paid by a Chinese subsidiary to its equity holders that are non-resident enterprises, will normally be subject to Chinese withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has tax treaty with China that provides for a different withholding arrangement.

British Virgin Islands Taxation

Under the BVI Act as currently in effect, a holder of common shares who is not a resident of the British Virgin Islands is exempt from British Virgin Islands income tax on dividends paid with respect to those shares and holders of common shares are not liable to the government of the British Virgin Islands for income tax on any gains realized during a given year on the sale or disposal of such shares. The British Virgin Islands does not impose any withholding tax on dividends paid by a company incorporated or re-registered under the BVI Act.

No capital gains, gift or inheritance taxes are levied by the government of the British Virgin Islands on companies incorporated or re-registered under the BVI Act. In addition, shares of companies incorporated or re-registered under the BVI Act are not subject to transfer taxes, stamp duties or similar charges.

There is no income tax treaty or convention currently in effect between the United States and the British Virgin Islands or between China and the British Virgin Islands.

United States Federal Income Taxation

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

●	a dealer in securities or currencies;

●	a person whose “functional currency” is not the United States dollar;

●	banks;

●	financial institutions;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	traders that elect to mark-to-market;

●	U.S. expatriates;

●	tax-exempt entities;

●	persons liable for alternative minimum tax;

●	persons holding our common shares as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own 10% or more of our voting shares;

●	persons who acquired our common shares pursuant to the exercise of any employee share option or otherwise as consideration; or

●	persons holding our common shares through partnerships or other pass-through entities.

Prospective purchasers are urged to consult their tax advisors about the application of the U.S. Federal tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our common shares.

Taxation of Dividends and Other Distributions on our Common Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us to you with respect to the common shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the common shares are readily tradable on an established securities market in the United States, or in the event we are deemed to be a Chinese “resident enterprise” under the China tax law, we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Under U.S. Internal Revenue Service authority, common shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Capital Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our common shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our common shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your common shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Common Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the common shares. The gain or loss will generally be capital gain or loss. Capital gains are generally subject to United States federal income tax at the same rate as ordinary income, except that non-corporate U.S. Holders who have held common shares for more than one year may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company

Based on our current and anticipated operations and the composition of our income and assets, we do not expect to be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for our current taxable year ending December 31, 2021. Our actual PFIC status for the current taxable years ending December 31, 2021 will not be determinable until after the close of such taxable years and, accordingly, there is no guarantee that we will not be a PFIC for the current taxable year. PFIC status is a factual determination for each taxable year which cannot be made until the close of the taxable year. A non-U.S. corporation is considered a PFIC for any taxable year if either:

●	at least 75% of its gross income is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our common shares, our PFIC status will depend in large part on the market price of our common shares. Accordingly, fluctuations in the market price of the common shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. If we are a PFIC for any year during which you hold common shares, we will continue to be treated as a PFIC for all succeeding years during which you hold common shares. However, if we cease to be a PFIC, you may avoid some of the adverse effects of the PFIC regime by making a “deemed sale” election with respect to the common shares.

If we are a PFIC for any taxable year during which you hold common shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the common shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the common shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the common shares;

●	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale or other disposition of the common shares cannot be treated as capital, even if you hold the common shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the common shares, you will include in ordinary income each year an amount equal to the excess, if any, of the fair market value of the common shares as of the close of your taxable year over your adjusted tax basis in such common shares. You are allowed a deduction for the excess, if any, of the adjusted tax basis of the common shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the common shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the common shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the common shares, as well as to any loss realized on the actual sale or disposition of the common shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such common shares. Your tax basis in the common shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “—Taxation of Dividends and Other Distributions on our Common Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the Nasdaq Capital Market. If the common shares are regularly traded on the Nasdaq Capital Market and if you are a holder of common shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold common shares in any year in which we are a PFIC, you will generally be required to file U.S. Internal Revenue Service Form 8621 to report your ownership of our common shares as well as distributions received on the common shares, any gain realized on the disposition of the common shares, any PFIC elections you would like to make in regard to the common shares, and any information required to be reported pursuant to such an election.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our common shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our common shares and proceeds from the sale, exchange or redemption of our common shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current rate of 28%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders.

Under the Hiring Incentives to Restore Employment Act of 2010, certain United States Holders are required to report information relating to common shares, subject to certain exceptions (including an exception for shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold shares. U.S. Holders are urged to consult their own tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status to the payor, under penalties of perjury, on the applicable IRS Form W-8BEN.

LEGAL MATTERS

The legality and validity of the securities offered from time to time under this prospectus was passed upon by Mourant Ozannes who are acting as counsel to our company with respect to matters of British Virgin Islands law. Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters.

The current address of Mourant Ozannes is 5th Floor, Waters Edge Building, Meridian Plaza, Road Town, Tortola, VG 1110, British Virgin Islands. The current address of Ortoli Rosenstadt LLP is 366 Madison Avenue, 3rd Floor, New York, NY 10017.

EXPERTS

The consolidated financial statements for the years ended December 31, 2020, as set forth and incorporated by reference in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of YCM CPA Inc., an independent registered public accounting firm, given on their authority as experts in accounting and auditing. The current address of YCM CPA Inc. is 2400 Barranca Pkwy #300, Irvine, CA 92606.

The consolidated financial statements for the years ended December 31, 2019 and 2018, as set forth and incorporated by reference in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of Friedman LLP, an independent registered public accounting firm, given on their authority as experts in accounting and auditing. Friedman LLP’s audit report on the financial statements of the Company for the year ended December 31, 2019 contained an uncertainty about the Company’s ability to continue as a going concern. The current address of Friedman LLP is One Liberty Plaza, 165 Broadway, New York, New York 10006.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the British Virgin Islands with limited liability. We are incorporated in the British Virgin Islands because of certain benefits associated with being a British Virgin Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the ready availability of professional and support services. However, the British Virgin Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent. In addition, British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, all of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed Vcorp Agent Services, Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Our counsel as to Chinese law, has advised us that there is uncertainty as to whether the courts of China would (1) recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (2) be competent to hear original actions brought in each respective jurisdiction, against us or such persons predicated upon the securities laws of the United States or any state thereof.

Our PRC counsel has advised us that the recognition and enforcement of foreign judgments are provided for under the Chinese Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or in reciprocity between jurisdictions. Accordingly, there is uncertainty whether China courts will recognize or enforce judgments of United States or British Islands Courts because China does not have any treaties or other agreements with the British Virgin Islands or the United States that provide for the reciprocal recognition and enforcement of foreign judgments. Our PRC counsel has further advised us that under Chinese law, Chinese courts will not enforce a foreign judgment against us or our officers and directors if the court decides that such judgment violates the basic principles of Chinese law or national sovereignty, security or social public interest.

We have been advised by Mourant Ozannes that the United States and the British Virgin Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, is unlikely to be directly enforceable in the British Virgin Islands. We have also been advised by Mourant Ozannes that a final and conclusive judgment obtained in a U.S. federal or state court under which a sum of money is payable as compensatory damages (not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be recognised by the High Court of the British Virgin Islands as a cause of action for a debt.

INFORMATION INCORPORATED BY REFERENCE

We “incorporate by reference” certain documents we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any prospectus supplement or free writing prospectus provided to you by us modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus. The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

●	Our current reports on Form 6-K, furnished to the SEC on July 8, 2021, June 7, 2021, March 15, 2021, March 8, 2021, March 4, 2021, January 29, 2021, December 22, 2020, November 20, 2020, November 4, 2020, October 14, 2020, September 15, 2020, September 9, 2020, August 28, 2020, August 13, 2020, July 31, 2020, July 17, 2020, July 13, 2020, July 2, 2020, June 25, 2020, April 27, 2020, March 20, 2020, January 24, 2020, November 26, 2019, October 30, 2019, October 18, 2019, September 10, 2019, August 19, 2019, June 17, 2019, May 16, 2019, November 13, 2018, November 7, 2018, October 1, 2018, September 28, 2018, August 29, 2018, and April 26, 2018

●	Our annual report on Form 20-F for the fiscal year ended December 31, 2020, filed with the SEC on May 14, 2021

●	Our annual report on Form 20-F for the fiscal year ended December 31, 2019, filed with the SEC on October 30, 2020

●	Our annual report on Form 20-F for the fiscal year ended December 31, 2018, filed with the SEC on May 14, 2019, and amended on July 24, 2019

You may access the documents incorporated by reference on our website at http://en.retoeco.com/. Additionally, upon request, we will provide, without charge, to each person who receives this prospectus, a copy of any or all of the documents incorporated by reference (other than exhibits to the documents that are not specifically incorporated by reference in the documents).

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act, applicable to foreign private issuers. We, as a “foreign private issuer”, are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we anticipate filing with the SEC, within four months after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also anticipate furnishing semi-annual reports on Form 6-K containing unaudited interim financial information for the first two quarters of each fiscal year, within 6 months after the end of such quarter.

This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, where our SEC filings are also available. The address of the SEC’s web site is http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Association require us to indemnify any of our officers or directors, and certain other persons, under certain circumstances, against all expenses and liabilities incurred or suffered by such persons because of a lawsuit or similar proceeding to which the person is made a party by reason of his being a director or officer of our company or another body corporate, partnership, joint venture, trust or other enterprise at our company’s request, unless this is prohibited by law. We may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which we could not indemnify a director or officer. We have been advised that in the opinion of the Securities and Exchange Commission, indemnification of our officers, directors and controlling persons under these provisions, or otherwise, is against public policy and is unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Issuance of up to 2,500,000 Common shares

Upon Conversion of a Convertible Debenture of

RETO ECO-SOLUTIONS, INC.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent that any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under our Articles of Association, we may indemnify our directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interests of the company and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Consulting Service Agreement

On September 5, 2019, the Company entered into a consulting service agreement with FirstTrust Group, Inc. (“FirstTrust”), pursuant to which FirstTrust would assist the Company with strategic initiatives over the service period from August 16, 2019 to August 15, 2020. The Company issued 400,000 of its common shares valued at $448,000 based on the fair market price of the Company’s shares, at $1.12 per share on September 5, 2019. The stock-based compensation is amortized over the service period. The Company recognized stock-based compensation expenses of $280,000 and $168,000 for the years ended December 31, 2020 and 2019, respectively. All issuances were of common shares to these shareholders and were deemed to be exempt under the Securities Act by virtue of Section 4(a)(2) thereof as transactions not involving any public offering and Regulation D.

Incentive Plan

Pursuant to the Company’s 2018 Incentive Plan, on January 22, 2020, the Company’s board of directors approved the issuance of an aggregate of 685,000 common shares of the Company with a fair value of $650,750 based on the Company’s share price of $0.95 per share at the grant date, as stock-based compensation to its directors and executives in exchange for their services for the period from January 1, 2020 to December 31, 2021. For the years ended December 31, 2020, the Company recognized stock-based compensation expenses of $325,375.

In addition, on February 3, 2020, the Company’s board of directors further approved the issuance of 290,000 common shares of the Company with a fair value of $333,500 based on the Company’s share price of $1.15 per share at the grant date, to award certain employees and one officer, in exchange for their services during the period from January 1, 2020 to December 31, 2021. For the years ended December 31, 2020, the Company recognized stock-based compensation expenses of $166,750.

All issuances were of common shares to these shareholders and were deemed to be exempt under the Securities Act by virtue of Section 4(a)(2) thereof as transactions not involving any public offering and Regulation S.

Private Placement

On July 6, 2021, the Company entered into a securities purchase agreement with an accredited investor (the “Debenture Holder”) to place a Convertible Debenture (the “Debenture”) with a maturity date of twelve months after the issuance thereof in the aggregate principal amount of up to $2,500,000, provided that in case of an event of default, the Debenture may become at the Debenture Holder’s election immediately due and payable. In addition, the Company paid to an affiliate of the Debenture Holder a fee equal to 3.5% of the amount of the Debenture and a one-time due diligence and structuring fee of $5,000 at the closing.

The Debenture Holder may convert the Debenture in its sole discretion into the Company’s common shares at any time at the lower of $1.50 or 95% of the average of the two lowest daily VWAPs during the ten consecutive trading days immediately preceding the conversion date or other date of determination, provided that the conversion price may not be less than $0.50 (the “Floor Price”). The Debenture Holder may not convert any portion of a Debenture if such conversion would result in the Debenture Holder beneficially owning more than 4.99% of Company’s then issued and common shares, provided that such limitation may be waived by the Debenture Holder with 65 days’ notice. Any time after the issuance of a Debenture that the daily VWAP is less than $1.00 for a period of 10 consecutive trading days (each such occurrence, a “Triggering Event”) and only for so long as such conditions exist after a Triggering Event, the Company shall make monthly payments beginning on the 30th day after the date of the Triggering Event. Each monthly payment shall be in an amount equal to the sum of (i) the principal amount outstanding as of the date of the Triggering Event divided by the number of such monthly payments until maturity, (ii) a redemption premium of 20% of such principal amount and (iii) accrued and unpaid interest hereunder as of each payment date.

On March 1, 2021, the Company entered into a securities purchase agreement with an accredited investor (the “Debenture Holder”) to place a Convertible Debenture (the “March Debenture”) with a maturity date of twelve months after the issuance thereof in the aggregate principal amount of up to $2,300,000, provided that in case of an event of default, the March Debenture may become at the Debenture Holder’s election immediately due and payable. In addition, the Company paid to an affiliate of the Debenture Holder a fee equal to 3.5% of the amount of the Debenture and a one-time due diligence and structuring fee of $10,000 at the closing.

The Debenture Holder may convert the March Debenture in its sole discretion into common shares of the Company at any time at the lower of $2.50 or 95% of the average of the two lowest daily VWAPs during the ten consecutive trading days immediately preceding the conversion date, provided that the conversion price may not be less than $0.50 (the “March Floor Price”). The Debenture Holder may not convert any portion of the March Debenture if such conversion would result in the Debenture Holder beneficially owning more than 4.99% of Company’s then issued and common shares, provided that such limitation may be waived by the Debenture Holder with 65 days’ notice. Any time after the issuance of the March Debenture that the daily VWAP is less than the March Floor Price for a period of 10 consecutive trading days (each such occurrence, a “Triggering Event”) and only for so long as such conditions exist after a Triggering Event, the Company shall make monthly payments beginning on the 30th day after the date of the Triggering Event. Each monthly payment shall be in an amount equal to the sum of (i) the principal amount outstanding as of the date of the Triggering Event divided by the number of such monthly payments until maturity, (ii) a redemption premium of 20% of such principal amount and (iii) accrued and unpaid interest hereunder as of each payment date. All issuances were of common shares to these shareholders and were deemed to be exempt under the Securities Act by virtue of Section 4(a)(2) thereof as transactions not involving any public offering and Regulation D.

On April 22, 2021, the Company issued 1,000,000 common shares to Geniusland International Capital Ltd., a British Virgin Islands company for services rendered in connection with Company’s corporate strategy on the Nasdaq Stock Market. All issuances were debentures convertible into common shares to these shareholders and were deemed to be exempt under the Securities Act by virtue of Section 4(a)(2) thereof as transactions not involving any public offering and Regulation S.

Item 8. Exhibits and Financial Statement Schedules

(a)	Exhibits. The following exhibits are included herein or incorporated herein by reference:

The following documents are filed as part of this registration statement:

Exhibit

3.1	Memorandum and Articles of Association (1)

4.1	Specimen Common Share Certificate (6)

4.2	Description of the Rights of each Class of Securities Registered under Section 12 of the Exchange Act. (6)

4.3	Form of Debenture (7)

5.1+	Opinion of Mourant Ozannes, as to the validity of the common shares

10.1	Translation of April 20, 2015 Capital Investment Agreement by and between Beijing REIT Technology Development Co., Ltd. and Venture Business International Limited (1)

10.2	Translation of Supplementary Agreement Establish REIT Xinyi (1)

10.3	REIT India Joint Venture Agreement (1)

10.4	Translation of Employment Agreement with Hengfang Li (2)

10.5	Translation of Employment Agreement with Guangfeng Dai (2)

10.6	Translation of Employment Agreement with Degang Hou (2)

10.7	Translation of Employment Agreement with Zhizhong Hu (2)

10.8	Translation of Employment Agreement with Xingchun Wang (3)

10.9	Translation of Employment Agreement with Lidong Liu (4)

10.10	Translation of September 2013 mortgage agreement between REIT MingSheng Environment Protection Construction Materials (Changjiang) Co., Ltd. and Industrial and Commercial Bank of China Corp. Changjiang Branch (1)

10.11	Translation of Convertible Debt Investment Agreement by and between Liu Kejia, Tech Sources International Enterprises Limited, Li Hengfang, ReTo Eco-Solutions, Inc. and REIT Mingsheng Environment Protection Construction Materials (Changjiang) Co. Ltd. (1)

10.12	Translation of Convertible Debt Investment Agreement by and between Good Venture Industrial Limited, ReTo Eco-Solutions, Inc. and REIT Holdings Co., Limited (1)

10.13	Joint Patent Agreement with Luoyang Water-Conservancy Surveying & Design Co., Ltd. (1)

10.14	2018 Share Incentive Plan (5)

10.15	Shareholder Voting Proxy Agreement (1)

10.16	Securities Purchase Agreement, dated July 6, 2021(7)

10.17	Registration Rights Agreement, dated July 6, 2021 (7)

10.18	Consulting Agreement dated April 21, 2021 between the Company and Geniusland International Capital Ltd. (8)

14.1	Code of Ethics (1)

21.1	List of Subsidiaries (8)

23.1+	Consent of Friedman LLP

23.2+	Consent of YCM CPA Inc.

+	Filed herewith

(1)	Filed as an exhibit to the Registrant’s Registration Statement on Form F-1, as amended on Form F-1 (Registration No. 333-219709) initially filed on August 4, 2017 and hereby incorporated by reference.

(2)	Filed as an exhibit to the Registrant’s Current Report on Form 6-K, filed on January 24, 2020 and hereby incorporated by reference.

(3)	Filed as an exhibit to the Registrants current report on Form 6-K filed on November 26, 2019 and hereby incorporated for reference.

(4)	Filed as an exhibit to the Registrants current report on Form 6-K filed on June 7, 2021 and hereby incorporated for reference.

(5)	Filed as part of an exhibit to the Registrant’s Current Report on Form 6-K, filed on September 28, 2018 and hereby incorporated by reference.

(6)	Filed as part of an exhibit to the Registrant’s Annual Report on Form 20-F, filed on October 30, 2020 and hereby incorporated by reference.

(7)	Filed as part of an exhibit to the Registrant’s Current Report on Form 6-K, filed on March 4, 2021 and hereby incorporated by reference

(8)	Filed as part of an exhibit to the Registrant’s Annual Report on Form 20-F, filed on May 14, 2021 and hereby incorporated by reference

Item 9. Undertakings

The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the placement agreements certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering and such other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, People’s Republic of China, on July 20, 2021.

RETO ECO-SOLUTIONS, INC.

By:	/s/ Hengfang Li
Hengfang Li
Chief Executive Officer (Principal Executive Officer)

By:	/s/ Xingchun Wang
Xingchun Wang
Chief Financial Officer (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Hengfang Li	Chairwoman of the Board and Chief Executive Officer	July 20, 2021
Hengfang Li

/s/ Xingchun Wang	Chief Financial Officer	July 20, 2021
Xingchun Wang	(Principal Financial Officer and Principal Accounting Officer)

/s/ Guangfeng Dai	Chief Operating Officer and Director	July 20, 2021
Guangfeng Dai

/s/ Shuhua Ma	Director	July 20, 2021
Shuhua Ma

/s/ Lidong Liu	Director	July 20, 2021
Lidong Liu

/s/ Zhi Li	Director	July 20, 2021
Zhi Li

/s/ Zhizhong Hu	Director	July 20, 2021
Zhizhong Hu

/s/ Austin Huang	Director	July 20, 2021
Austin Huang

Authorized Representative

Pursuant to the requirements of the Securities Act of 1933, the Registrant’s duly authorized representative has signed this registration statement on Form F-1, in the City of New York, New York, on July 20, 2021.

By:	/s/ Xinran Li
Xinran Li